News Release

For Immediate Release	For Further Information Contact:
June 20, 2006	George Lancaster, Hines
713/966-7676
george_lancaster@hines.com
HINES REIT ANNOUNCES SECOND PUBLIC OFFERING
(HOUSTON, TX) — Hines Real Estate Investment Trust, Inc. (Hines REIT) announced today that its second public offering was declared effective by the Securities and Exchange Commission on June 19, 2006. Hines REIT will immediately commence sales of its common stock under this second public offering through its affiliated dealer manager, Hines Real Estate Securities, Inc., and select broker dealers and financial advisors.
     The second offering of Hines REIT consists of $2 billion in shares of common stock initially priced at $10.40 per share (with discounts available for certain categories of purchasers). In addition, Hines REIT is offering up to $200 million in shares of common stock, initially priced at $9.88 per share, under its dividend reinvestment plan.
     Hines REIT intends to use the proceeds from this offering to continue to invest in institutional-quality office properties located throughout the United States as well as in other real estate investments including, but not limited to, properties outside of the United States, non-office properties, mortgage loans and ground leases. The current portfolio of Hines REIT consists of direct and indirect interests in 17 office properties located in New York, Washington, D.C., Chicago, Seattle, Houston, Dallas, Miami, Sacramento, San Diego, San Mateo and San Francisco.
     Hines REIT is sponsored and managed by Hines Interests Limited Partnership (Hines) and its affiliates. Hines is a fully integrated international real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 49 years.

     Hines REIT is headquartered in Houston, Texas, and is located at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056.
This press release is neither an offer to sell nor a solicitation to purchase securities. Any such solicitation must be preceded or accompanied by a prospectus. Investors should read the prospectus carefully before investing and carefully consider the investment objectives, risks, charges and expenses and other important information regarding the offering. For a prospectus, please contact Hines Real Estate Securities, Inc., the dealer manager at 888- 446-3773.
No sales may be made in any state where an offer or sale would be unlawful before local registration. Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has passed on or endorsed the merits of the offering of Hines REIT. Any representation to the contrary is unlawful.